Exhibit 10.2

ERISA Plan Document and Summary Plan Description for the Pier 1 Imports, Inc. Supplemental Individual Disability Income Benefit Plan

At the request of your employer, we are including this important information as required pursuant to ERISA. This document, together with the information contained in your individual disability income insurance policy (the “Policy”), which you have received, constitute both the Summary Plan Description (SPD) and the plan document for the Pier 1 Imports, Inc. Supplemental Individual Disability Income Benefit Plan , and should be considered your SPD. Your employer or MetLife may periodically send you changes to the Plan or Policy which you should consider to be a part of your SPD. The terms of this SPD and your Policy control in the event there is any inconsistency between these documents and any other information or communication you may have received. Your employer originally established this Plan effective as of September 1, 2012.

NAME OF THE PLAN

Pier 1 Imports, Inc. Supplemental Individual Disability Income Benefit Plan (“The Plan”)

NAME AND ADDRESS OF EMPLOYER AND PLAN ADMINISTRATOR

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas 76102

(817) 252-8000

Plan Administrator

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas 76102

(817) 252-8000

EMPLOYER IDENTIFICATION NUMBER (EIN) AND PLAN NUMBER

EIN: 75-1729843	Plan Number: 520

TYPE OF PLAN

Employee Welfare Benefit Plan Including Disability Income Insurance Benefits

CLAIMS ADMINISTRATOR FOR INDIVIDUAL DISABILITY INCOME INSURANCE POLICY BENEFITS:

Metropolitan Life Insurance Company (“MetLife”)

TYPE OF ADMINISTRATION

The Individual Disability Income Insurance policies issued under this Plan (“policies”) are insured by MetLife. MetLife is the Claims Administrator for benefits payable under these policies and has been given authority under the Plan to conduct a full and fair review of any claims under the policies.

AGENT FOR SERVICE OF LEGAL PROCESS

For disputes arising under those portions of the Plan insured by the policies issued by MetLife, service of legal process may be made upon MetLife by serving the supervisory official of the Insurance Department in the state in which you reside.

For other disputes arising under the Plan, service of legal process may be made upon the Plan Administrator at the above address.

ELIGIBILITY FOR PARTICIPATION; DESCRIPTION OR SUMMARY OF BENEFITS

Your employer allows the following employees of Pier 1 Imports, Inc. to participate under the Plan:

President & CEO

Senior Executive Vice President Finance/CFO

Executive Vice President Human Resources

Senior Vice President Marketing & Visual Merchandising

Executive Vice President Merchandising

Senior Vice President Business Development & Strategic Planning

Senior Vice President and General Counsel

Executive Vice President Stores

Executive Vice President Planning & Allocations

Senior Vice President & CIO

Senior Vice President International Logistics & Transport

Further, in order to become a participant in the Plan and for a policy to become effective, an employee described above must be working at least 30 hours per week as an employee of Pier 1 Imports, Inc. as of the effective date of the policy. Such employee must also be Actively at Work in order to be eligible for coverage under the Plan. The term “Actively at Work” shall mean: (1) for the 90 days prior to and including the employee’s application date, the employee has been: (a) working for Pier 1 Imports, Inc. or a previous employer doing all of the material duties of the employee’s occupation at: (i) the usual place of business; or (ii) some other location that the business required the employee to be; and the employee has worked the usual number of hours, but not less than 30 hours per week; or (b) a “full time” student in school and (2) during the 90 days prior to and including the employee’s application date, the employee has been absent from work solely due to vacation days or holidays.

In order for coverage to begin, an eligible employee must complete and submit an application form provided by MetLife. The application must be approved by MetLife.

MetLife may limit or decline coverage to individuals who (i) are working outside the United States; (ii) are not United States citizens; or (iii) are not permanent United States residents.

No policies are available to issue for ages over 70, except in the case of the policy renewability provisions as administered and interpreted by MetLife. The policy renewability provisions state that policies are non-cancelable and guaranteed renewable to age 65 or 67 (depending on state approval); except if the policy is issued at or after age 65, then the policy is non-cancelable and guaranteed renewable for five policy years from date of issue. Please refer to your Policy (including the endorsements to your Policy) and contact MetLife for additional information concerning these provisions.

The Plan provides a benefit of up to 65% of total compensation (which includes base and incentive pay), less in-force group long term disability benefits, to a maximum monthly benefit of $7,500. The Pier 1 Imports, Inc. group long term disability plan covers 60% of base salary to a maximum monthly benefit of $15,000. The total monthly maximum benefit for both plans is $22,500.

Total individual disability income insurance coverage including coverage under this Plan and any other individual disability income insurance coverage will be limited to $30,000 per month, unless otherwise noted. Total individual disability income insurance and group long term disability coverage from all sources will be limited to $40,000 per month unless otherwise noted.

The Plan provides for a 90 day Elimination Period. The term “Elimination Period” means the number of days of disability which must elapse before benefits begin to accrue for that disability. These need not be consecutive days of disability, but must occur within the accumulation period (as defined in your Policy) for the same or a related cause.

The maximum benefit period runs to age 65 (or as outlined in the table set forth below). The maximum benefit period is the maximum amount of time that applicable benefits may be paid for any period of disability under the Plan. The maximum benefit period varies by age depending on when the disability began. The maximum benefit period is set forth in the following table:

Age When Disability Begins	Maximum Benefit Period
Before Age 61	To Age 65
At Age 61 but Before Age 62	48 Months
At Age 62 but Before Age 63	42 Months
At Age 63 but Before Age 64	36 Months
At Age 64 but Before Age 65	30 Months
At Age 65 but Before Age 75	24 Months
At or After Age 75	12 Months

Benefits for disability due to a Mental Disorder and/or Substance Use Disorder (as defined in your Policy) are limited to 24 months for all periods of disability combined. However, if the participant is admitted to a hospital, the time spent in the hospital being treated for the Mental Disorder and/or Substance Use Disorder does not count toward the 24-month limitation.

The Plan may contain certain policy riders, which may be amended from time to time. All eligible employees who apply for coverage under this Plan must also apply for the optional policy riders selected by your employer. The issuance of coverage under such policy riders is not guaranteed and may be subject to certain state law requirements, age requirements and medical underwriting requirements. Please contact MetLife for additional information about eligibility requirements and coverage under any optional policy riders provided by the Plan.

Applications for coverage under the Plan submitted after the end of the initial enrollment period will be subject to full medical underwriting requirements. This provision is not applicable to newly hired employees and newly eligible employees. MetLife requires that all applications must be signed in the United States of America.

Your Policy describes the eligibility for benefits under the Policy in greater detail. It also includes a detailed description of the benefits provided under the Policy. The rights and conditions with respect to benefits payable from the Policy shall be determined under such Policy. Please refer to your Policy for additional information concerning eligibility for benefits provided under the Plan.

ERISA PLAN TERMINATION OR CHANGES

The policies issued pursuant to this Plan set forth those situations in which MetLife has the right to terminate these policies.

In addition to the foregoing, your participation under this Plan terminates as of the date on which:

•	Pier 1 Imports, Inc. terminates the Plan;

•	Your employment with Pier 1 Imports, Inc. terminates;

•	You no longer fall within a classification of employee eligible for coverage under the Plan or you no longer satisfy any other eligibility requirement of the Plan;

•	Any applicable premium contribution is due and unpaid.

Since these benefits are funded by policies issued by MetLife, you may be able to continue coverage under these policies even if the employer terminates the Plan or if your coverage under the Plan otherwise ends. Please contact MetLife for additional information regarding continuing your coverage if your employer terminates the Plan or your participation under the Plan terminates.

Your employer reserves the right to modify, amend or terminate the Plan at any time for any reason. Therefore, there is no guarantee that you will be eligible for the benefits described herein for the duration of your employment. Any such action will be taken only after careful consideration. Your consent or the consent of your beneficiary is not required to terminate, modify, amend, or change the Plan.

MetLife may terminate your Policy in accordance with the Premium and Reinstatement Section of your Policy only if premiums are not received on time. You may be eligible to reinstate your Policy under certain circumstances described in this Section of your Policy.

CONTRIBUTIONS

You are not required to make contributions to the Plan in order to be covered for the benefits under these policies. Your employer will pay all premiums on your behalf while you are a participant in the Plan. However, the amount of the premiums paid by your employer toward coverage under the Plan will be reported on your Form W-2 as income.

PLAN YEAR

The plan year for the Plan begins June 1st and ends the next May 31st. Notwithstanding the foregoing, the first plan year shall run from September 1, 2012 (the original effective date of the Plan) to May 31, 2013.

CLAIMS INFORMATION

Procedures for Presenting Claims for Benefits

All claim forms needed to file for benefits under the policies can be obtained from MetLife by calling 1-800-929-1492 who will assist you or, if applicable, your beneficiary in filing claims. The instructions on the claim form should be followed carefully. This will expedite the processing of the claim. Be sure all questions are answered fully.

The completed claim form should be returned to MetLife.

When the claim has been processed, you or, if applicable, your beneficiary will be notified of the benefits paid. If any benefits have been denied, you or, if applicable, your beneficiary will receive a written explanation.

Routine Questions

If there is any question about a claim payment under the policies, an explanation may be requested from MetLife.

Individual Disability Income Insurance Benefits Claims

Claim Submission

For claims for Individual Disability Insurance benefits, the claimant must complete the appropriate claim form and submit the required proof as described in the “Claims” Section of the policies.

Initial Determination

After you submit a claim for Individual Disability Income benefits to MetLife, MetLife will review your claim and notify you of its decision to approve or deny your claim.

Such notification will be provided to you within a reasonable period, not to exceed 45 days from the date you submitted your claim; except for situations requiring an extension of time because of matters beyond the control of the Plan, in which case MetLife may have up to two (2) additional extensions of 30 days each to provide you such notification. If MetLife needs an extension, it will notify you prior to the expiration of the initial 45 day period (or prior to the expiration of the first 30 day extension period if a second 30 day extension period is needed), state the reason why the extension is needed, and state when it will make its determination. If an extension is needed because you did not provide sufficient information or filed an incomplete claim, the time from the date of MetLife’s notice requesting further information and the extension until MetLife receives the requested information does not count toward the time period MetLife is allowed to notify you as to its claim decision. You will have 45 days to provide the requested information from the date you receive the extension notice, requesting further information, from MetLife.

If MetLife denies your claim in whole or in part, the notification of the claims decision will state the reason why your claim was denied and reference the specific Policy provision(s) on which the denial is based. If the claim is denied because MetLife did not receive sufficient information, the claims decision will describe the additional information needed and explain why such information is needed. Further, if an internal rule, protocol, guideline or other criterion was relied upon in making the denial, the claims decision will state the rule, protocol, guideline or other criteria or indicate that such rule, protocol, guideline or other criteria was relied upon and that you may request a copy thereof free of charge.

Please note that the definition of disability under the individual disability income insurance policies issued by MetLife under the Plan and any Group Long Term Disability Policies your employer may have may differ. Approval of payment under one policy does not ensure payment under the other.

Appealing the Initial Determination

If MetLife denies your claim, you may appeal the decision. Upon your written request, MetLife will provide you free of charge with copies of documents, records and other information relevant to your claim. You must submit your appeal to MetLife at the address indicated on the claim form within 180 days of receiving MetLife’s decision. Appeals must be in writing and must include at least the following information:

•	Name of Insured

•	Name of the Plan

•	Reference to the initial decision

•	An explanation why you are appealing the initial determination

As part of your appeal, you may submit any written comments, documents, records, or other information relating to your claim.

After MetLife receives your written request appealing the initial determination, MetLife will conduct a full and fair review of your claim. Deference will not be given to the initial denial, and MetLife’s review will look at the claim anew. The review on appeal will take into account all comments, documents, records, and other information that you submit relating to your claim without regard to whether such information was submitted or considered in the initial determination. The person who will review your appeal will not be the same person as the person who made the initial decision to deny your claim. In addition, the person who is reviewing the appeal will not be a subordinate of the person who made the initial decision to deny your claim. If the initial denial is based in whole or in part on a medical judgment, MetLife will consult with a health care professional with appropriate training and experience in the field of medicine involved in the medical judgment. This health care professional will not have consulted on the initial determination, and will not be a subordinate of any person who was consulted on the initial determination.

MetLife will notify you in writing of its final decision within a reasonable period of time, but no later than 45 days after MetLife’s receipt of your written request for review, except that under special circumstances MetLife may have up to an additional 45 days to provide written notification of the final decision. If such an extension is required, MetLife will notify you prior to the expiration of the initial 45 day period, state the reason(s) why such an extension is needed, and state when it will make its determination. If an extension is needed because you did not provide sufficient information, the time period from MetLife’s notice to you of the need for an extension to when MetLife receives the requested information does not count toward the time MetLife is allowed to notify you of its final decision. You will have 45 days to provide the requested information from the date you receive the notice from MetLife.

If MetLife denies the claim on appeal, MetLife will send you a final written decision that states the reason(s) why the claim you appealed is being denied and reference any specific policies provision(s) on which the denial is based. If an internal rule, protocol, guideline or other criterion was relied upon in denying the claim on appeal, the final written decision will state the rule, protocol, guideline or other criteria or indicate that such rule, protocol, guideline or other criteria was relied upon and that you may request a copy free of charge. Upon written request, MetLife will provide you free of charge with copies of documents, records and other information relevant to your claim.

Discretionary Authority of Plan Administrator and Other Plan Fiduciaries

In carrying out their respective responsibilities under the Plan, the Plan Administrator, the Claims Administrator and other Plan fiduciaries shall have full discretionary authority to interpret the terms of the Plan and to determine eligibility for and entitlement to Plan benefits in accordance with the terms of the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.

STATEMENT OF ERISA RIGHTS

The following statement is required by federal law and regulation.

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor, if such report is required, and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series), if such report is required, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report, if such report is required. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules under the Plan’s claim procedures. You must receive a written explanation of the reason for the denial. You have the right to have your claim reviewed.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the

Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after you have exhausted the Plan’s claim procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

FUTURE OF THE PLAN

It is hoped that this Plan will be continued indefinitely, but Pier 1 Imports, Inc. reserves the right to modify, amend or terminate this Plan at any time for any reason. Any such action would be taken only after careful consideration.